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                                                                   EXHIBIT 10.20

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                         CO-EXCLUSIVE LICENSE AGREEMENT

between

Garching Innovation GmbH,
Hofgartenstrasse 8, 80539 Munchen, Germany, represented by the Geschaftsfuhrer, Dr. Bernhard Hertel,
- as licensor, hereinafter called "GI"-

and

Ribopharma AG,
Fritz-Hornschuch-Str. 9, 95326 Kulmbach, Germany, represented by the Vorstande, Dr. Roland Kreutzer and Dr. Stefan Limmer,
- as licensee, hereinafter called "COMPANY" -

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PREAMBLE

WHEREAS, Massachusetts Institute of Technology ("M.I.T."), Whitehead Institute for Biomedical Research ("WHITEHEAD"), Max-Planck-Gesellschaft zur Foerderung der Wissenschaften e.V. ("MAX-PLANCK") and University of Massachusetts ("UMASS"), are joint owners of certain JOINT PATENT RIGHTS (as later defined herein) relating to "RNA Sequence-Specific Mediators of RNA Interference", by David P. Bartel, Phillip A. Sharp, Thomas Tuschl, and Phillip D. Zamore (MAX-PLANCK Case No. GI 2716 KTM).

WHEREAS, MAX-PLANCK is the owner of certain MAX PLANCK PATENT RIGHTS (as later defined herein) relating to "RNA Interference Mediating Small RNA Molecules," by Thomas Tuschl, Sayda Elbashir and Winfried Lendeckel (MAX-PLANCK Case No. GI 2782 KTM).

WHEREAS, M.I.T., WHITEHEAD, MAX-PLANCK and UMASS have the right to grant licenses under the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS, subject to a royalty-free, nonexclusive license granted to the United States and the German Governments to practice the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS for government purposes.

WHEREAS, MAX-PLANCK has authorized GARCHING INNOVATION GMBH ("GI") to act as its agent for the purposes of licensing its ownership position of JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS.

WHEREAS, MAX-PLANCK, WHITEHEAD and M.I.T. have authorized GI to act as their agent for the purposes of licensing the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS for therapeutic purposes, and therefore, this Agreement is only binding on each of WHITEHEAD, M.I.T. and MAX-PLANCK.

WHEREAS, UMASS has not authorized GI to act as its agent for the purposes of licensing the JOINT PATENT RIGHTS and the MAX-PLANCK PATENT RIGHTS for therapeutic purposes, and therefore its ownership position in the JOINT PATENT RIGHTS will be excluded from the license grant hereunder, and this Agreement is not binding on UMASS, unless and until otherwise agreed upon between MAX-PLANCK, WHITEHEAD, M.I.T., UMASS and COMPANY.

WHEREAS, Alnylam Pharmaceuticals Inc., Cambridge, MA, USA ("ALNYLAM"), an early-stage therapeutics company which was founded in June 2002 by an international group of scientists that helped discover the novel biological phenomenon of RNA interference, and GI have signed the ALNYLAM LICENSE, which includes certain REQUIREMENTS (as defined in the ALNYLAM LICENSE) for ALNYLAM to found and establish a European-based therapeutics company, and, upon fulfillment of the REQUIREMENTS (as defined in the ALNYLAM LICENSE), GI shall grant a second co-exclusive license, comparable in scope and terms to the ALNYLAM LICENSE, to such company.

WHEREAS, COMPANY is an early-stage therapeutics company which was founded in June 2000 by scientists who had the idea that a modified form of the RNA interference principle might be suitable as a basis for new therapeutic agents for the treatment of diseases

                                                                               1

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accompanying an altered genetic expression.

WHEREAS, COMPANY and ALNYLAM have entered into an agreement to complete the MERGER (as later defined herein) on July 3, 2003, by which a U.S. parent holding company ("HOLD CO.") will own and control directly or indirectly COMPANY and ALNYLAM.

WHEREAS, the structure of the MERGER does not fulfil certain of the REQUIREMENTS (as defined in the ALNYLAM LICENSE) necessary for the COMPANY to be granted the second co-exclusive license. HOLD CO. and ALNYLAM have expressed their strong commitment that COMPANY shall be comparable to ALNYLAM, in particular in terms of growth, operational forces and business capabilities, for the next five years, and, therefore, GI was willing to support the MERGER, and to sign the AMENDMENT (as later defined herein).

WHEREAS, COMPANY desires to obtain the second co-exclusive license, with the right to grant sublicenses, under the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS for the purpose of developing and commercializing therapeutic products, and GI desires to grant such license on the terms and conditions hereinafter set forth.

NOW, THEREFORE, GI and COMPANY hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1      "ALNYLAM LICENSE"

shall mean the co-exclusive license to the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS for therapeutic purposes signed by ALNYLAM and GI on December 20, 2002, and approved by MAX-PLANCK, WHITEHEAD and M.I.T.. The ALNYLAM LICENSE is attached to this Agreement as Appendix C.

1.2      "MERGER"

shall mean the combination of the businesses of COMPANY and ALNYLAM in July 2003 by way of a merger, acquisition, cross investment or any other way of transaction.

1.3      "AMENDMENT"

shall mean the amendment of the ALNYLAM LICENSE to amend and restate certain of the REQUIREMENTS (as defined in the ALNYLAM LICENSE) and other terms due to the MERGER, signed by GI, COMPANY, ALNYLAM and HOLD CO. on July 2, 2003, and approved by MAX-PLANCK, WHITEHEAD and M.I.T. The AMENDMENT is attached to this Agreement as Appendix D.

1.4      "JOINT PATENT RIGHTS"

shall mean:

(a) the United States and international patent and provisional applications listed on Appendix A and the resulting patents,

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(b)      any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents,

(c) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in
         (a) and (b) above, and

(d) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuations-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), and (c) above, and the resulting patents.

         For the purpose of this Agreement, the ownership position of UMASS in the JOINT PATENT RIGHTS shall be explicitly excluded from the JOINT PATENT RIGHTS unless and until otherwise agreed upon between MAX-PLANCK, WHITEHEAD, M.I.T. and UMASS and COMPANY.

1.5      "MAX PLANCK PATENT RIGHTS"

shall mean:

(a) the United States and international patent and provisional applications listed on Appendix B and the resulting patents,

(b) any patent applications resulting from the provisional applications listed on Appendix B, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix B and of such patent applications that result from the provisional applications listed on Appendix B, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix B, and the resulting patents,

(c) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in
         (a) and (b) above, and

(d) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuations-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), and (c) above, and the resulting patents.

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1.6      "PATENT RIGHTS"

shall mean the JOINT PATENT RIGHTS and MAX PLANCK PATENT RIGHTS together.

1.7      "OWNERS"

shall mean M.I.T., WHITEHEAD, UMASS and MAX-PLANCK collectively.

1.8      "APPROVING OWNERS"

shall mean M.I.T., WHITEHEAD and MAX-PLANCK collectively, each of which had approved the ALNYLAM LICENSE, the AMENDMENT and this Agreement. APPROVING OWNERS shall also mean UMASS in the event that M.I.T., WHITEHEAD, MAX-PLANCK, UMASS, and COMPANY agree that UMASS shall join as a party to this Agreement.

1.9      "LICENSED PRODUCTS"

shall mean any product or part thereof the manufacture, use or sale of which would, absent the license granted hereunder, infringe one or more issued claims of the PATENT RIGHTS or one or more pending claims of the PATENT RIGHTS that have not been pending for more than 5 (five) years after filing national patent applications in the country in question.

1.10     "FIELD"

shall mean all uses other than the commercial sale or use of the LICENSED PRODUCTS as a research reagent, including in a kit format, for research or educational purposes, including without limitation,

(i) COMPANY'S internal and collaborative research use, and

(ii) all therapeutic and prophylactic uses, and

(iii) diagnostic uses for purposes of therapeutic monitoring, but excluding all other diagnostic uses,

specifically including human and veterinary diseases, initially for all indications, but with a later split of indications according to Section 2.3.

1.11     "AFFILIATE"

shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) ownership of at least fifty percent (50%) of the voting securities of a legal entity with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a legal entity without voting securities.

1.12     "SUBLICENSEE"

shall mean any legal entity (such as a corporation, partnership, or limited liability company)

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other than AFFILIATE, ALNYLAM, HOLD CO. (including any affiliate of ALNYLAM and
HOLD CO.) and any other individual or legal entity associated with the MERGER, that sells or intends to commercialize LICENSED PRODUCTS under a sublicense from COMPANY to develop, make, use and sell LICENSED PRODUCTS. SUBLICENSEE shall not include a distributor which purchases LICENSED PRODUCTS (whether in packaged form or bulk form) from COMPANY and resells such LICENSED PRODUCTS to THIRD PARTIES in a manner consistent with normal trade practices in the pharmaceutical industry.

For the purpose of this Agreement, SUBLICENSEE shall also include the assignees of COMPANY to which COMPANY has sub-assigned its ownership position in the JOINT PATENT RIGHTS in certain countries in accordance with the last paragraph of
Section 2.1.

1.13     "THIRD PARTY"

shall mean any individual or legal entity (such as a corporation, partnership, or limited liability company) other than (i) COMPANY, AFFILIATE, SUBLICENSEE,
(ii) ALNYLAM, HOLD CO. (including any affiliate and sublicensee of ALNYLAM and HOLD CO.), and (iii) any other individual or legal entity associated with the MERGER.

1.14     "NET SALES"

shall mean the gross amount invoiced by COMPANY, its AFFILIATES and SUBLICENSEES to THIRD PARTIES for LICENSED PRODUCTS, less the following: (i) to the extent separately stated on the document of sale, [**] of LICENSED PRODUCTS which are paid by COMPANY, (ii) [**], (iii) [**], and (iv) [**].

No deductions shall be made for [**]. NET SALES shall occur on the date of invoice for a LICENSED PRODUCT.

Non-cash consideration shall not be accepted by COMPANY, its AFFILIATES or any SUBLICENSEE for LICENSED PRODUCTS without the prior written consent of GI.

In the event that a LICENSED PRODUCT is sold in combination with one or more active ingredients (excluding, without limitation, any formulation, stabilisation and delivery technology) which are not LICENSED PRODUCTS, which active ingredients are also independently marketed during the royalty period in question in the FIELD (or the non-exclusive field licensed in the second paragraph of Section 2.1, as the case may be) in the country in question, then NET SALES, for purposes of determining royalty payments on the combination product, shall be calculated by multiplying the NET SALES of the combination product by the fraction A/A+B, where A is the average gross selling price of the LICENSED PRODUCT sold separately in similar quantities in the country in question during the royalty period in question, and B is the average gross selling price of the other active ingredient(s) sold separately in similar quantities in the country in question during the royalty period in question. In the event that a LICENSED PRODUCT is sold in combination with other active ingredient(s), and the LICENSED PRODUCT or one or more other active ingredients are not sold separately, GI and COMPANY shall negotiate in good faith other means of calculating NET SALES with respect to such combination product, in order to fairly reflect the value of the LICENSED PRODUCT relative to the other active ingredient(s) in such combination product.

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1.15     "EFFECTIVE DATE"

shall mean the date of signature to this Agreement by the party last to sign.

1.16     "TERM"

shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

ARTICLE 2 - GRANT OF RIGHTS

2.1      License Grant

GI grants to COMPANY for the TERM a worldwide royalty-bearing co-exclusive license, with the right to grant sublicenses, under the PATENT RIGHTS to develop, make, have made, use, sell and import LICENSED PRODUCTS in the FIELD.

GI grants to COMPANY for the TERM a worldwide royalty-bearing non-exclusive license, without the right to grant sublicenses, under the PATENT RIGHTS to develop, make, have made, use, sell and import LICENSED PRODUCTS for all diagnostic uses other than for purposes of therapeutic monitoring.

In countries where it is legally impossible to grant licenses to jointly owned patent rights without the approval of all joint owners, MAX-PLANCK will partially assign its ownership position in the JOINT PATENT RIGHTS in such countries to COMPANY, restricted to develop, make, have made, use, sell and import LICENSED PRODUCTS (i) in the FIELD, whereby COMPANY is allowed to further assign such ownership position, restricted to develop, make, have made, use, sell and import LICENSED PRODUCTS in the FIELD, in such countries to THIRD PARTIES and SUBLICENSEES only with the prior written approval of GI, which shall not unreasonable be withheld, and (ii) for all diagnostic uses other than for purposes of therapeutic monitoring, whereby COMPANY is not allowed to further assign such ownership position in such countries to THIRD PARTIES and SUBLICENSEES. In any event, the ownership position assigned to COMPANY and, as the case may be, sub-assigned by COMPANY to its assignees, shall entitle neither COMPANY nor its assignees to any actions, claims or anything other which exceed the rights granted to them under the PATENT RIGHTS by this Agreement.

2.2      Co-Exclusivity

GI and the APPROVING OWNERS shall not grant more than a total of [**] (including the license granted hereby) worldwide royalty-bearing co-exclusive licenses, with the right to grant sublicenses, under the PATENT RIGHTS to develop, make, have made, use, sell and import LICENSED PRODUCTS in the FIELD, and shall not grant any licenses under the PATENT RIGHTS in the FIELD other than such [**] licenses.

This Section 2.2 shall not apply to the non-exclusive license stated in the second paragraph of Section 2.1.

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2.3      Split of Indications within the FIELD

[**] years after December 20, 2002, COMPANY shall provide GI with information in sufficient detail for each relevant indication and sub-indication within the FIELD with respect to the estimated market size and accessibility by RNAi. If GI decides, for good reason, that the received information is not complete and/or not accurate and/or not sufficient, GI shall give COMPANY written notice thereof within [**] after receiving the information. COMPANY shall provide GI within [**] after receiving GI's written notice with the necessary information. GI will oblige ALNYLAM accordingly.

Within [**] days after GI's receipt of the necessary information from COMPANY and ALNYLAM, GI and COMPANY shall mutually agree, jointly with ALNYLAM, [**] according to the estimated market size and accessibility by RNAi within the FIELD between COMPANY and ALNYLAM. After such split, the indications and sub-indications awarded to COMPANY shall be regarded as exclusively licensed to COMPANY.

If the parties do not agree within the timeframe, each party has the right to initiate arbitration procedure according to Section 12.3.

In the event that, within [**] years after December 20, 2002, (i) COMPANY or ALNYLAM merges with a THIRD PARTY or SUBLICENSEE in a transaction in which the shareholders of COMPANY or ALNYLAM (who hold shares in COMPANY or ALNYLAM immediately before such merger) own less than [**]% ([**] percent) of the shares of the resulting entity after such merger, or (ii) a THIRD PARTY or SUBLICENSEE acquires all or substantially all of the assets or shares of COMPANY or ALNYLAM , this Section 2.3 shall not apply.

2.4      Sublicenses

Within [**] years after December 20, 2002, COMPANY is not allowed to grant sublicenses to THIRD PARTIES or SUBLICENSEES without the prior approval of GI, which shall not unreasonably be withheld. COMPANY shall inform GI in writing in due time prior to the intended signature, of any sublicense agreement in sufficient detail to permit GI to decide whether or not to approve. GI shall inform COMPANY in writing within 30 (thirty) days after receiving the information whether or not GI approves; in particular, GI may withhold its approval if GI deems the received information not sufficient. Notwithstanding the foregoing, COMPANY may grant, within [**] years after December 20, 2002, [**] for a specific indication to a THIRD PARTY or a SUBLICENSEE without the prior approval of GI, in which event COMPANY is obliged to reserve an indication of comparable market size and RNAi accessibility to the indication covered by the sublicense for ALNYLAM.

After [**] years after December 20, 2002, COMPANY is allowed to grant sublicenses to THIRD PARTIES or SUBLICENSEES (and grant additional sublicenses to SUBLICENSEES) without the prior approval of GI.

Immediately after the signature of each sublicense granted under this Agreement, COMPANY shall provide GI with a copy of the signed sublicense agreement, and COMPANY shall confirm in writing to GI that COMPANY shall be liable for payment of royalties on NET SALES of the SUBLICENSEE in accordance with Sections 5.2 and 5.3.

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2.5      Retained Rights

The APPROVING OWNERS retain the right to practice under the PATENT RIGHTS for research, teaching, education, non-commercial collaboration and publication purposes. COMPANY acknowledges that the German and the U.S. federal government retain a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS for government purposes.

2.6      No Additional Rights

Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any intellectual property rights, including without limitation patents and patent applications, trademarks, copyrights and know-how, of the APPROVING OWNERS other than the PATENT RIGHTS, regardless of whether such intellectual property rights shall be dominant or subordinate to any PATENT RIGHTS.

ARTICLE 3 - NO REPRESENTATIONS OR WARRANTIES

COMPANY is informed of the PATENT RIGHTS and the difficult patent situation in the field of RNAi, and that it might need additional licenses from THIRD PARTIES to have freedom to operate. GI and THE APPROVING OWNERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, GI and the APPROVING OWNERS make no warranty or representation (i) regarding the merchantability or fitness for a particular purpose of the PATENT RIGHTS, (ii) regarding the patentability, validity or scope of the PATENT RIGHTS, (iii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT will not infringe any patents or other intellectual property rights of the APPROVING OWNERS or of a THIRD PARTY, and
(iv) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT will not cause any damages of any kind to COMPANY or a THIRD PARTY.

IN NO EVENT SHALL GI, THE APPROVING OWNERS, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER GI OR ANY OF THE APPROVING OWNERS SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 4 - COMPANY DILIGENCE OBLIGATIONS AND REPORTS

4.1      Activity Requirements

COMPANY shall use commercially reasonable efforts, and shall oblige its AFFILIATES and SUBLICENSEES to use commercially reasonable efforts, to develop and to introduce into the commercial market LICENSED PRODUCTS at the earliest practical date.

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4.2      Development Reports

Commencing with the third calendar quarter of 2003, COMPANY shall furnish, and shall oblige its AFFILIATES and SUBLICENSEES to furnish to COMPANY for inclusion in its reports to GI, to GI in writing, within 30 (thirty) days after the end of each calendar quarter with COMPANY's standard Research and Development report, as shall be provided to the investors pursuant to the Investor Rights Agreement between HOLD CO. and the investors named therein to be entered into as of the closing of the MERGER, on the progress of its efforts during the immediately preceding calendar quarter to develop and commercialize LICENSED PRODUCTS for each indication and sub-indication within the FIELD. The report shall also contain a discussion of intended Research and Development efforts for the calendar quarter in which the report is submitted.

4.3      Target Specific Sublicenses

[**] years after December 20, 2002, COMPANY shall be obliged to enter into good faith negotiations on reasonable terms and conditions with a THIRD PARTY requesting a sublicense under the PATENT RIGHTS for the development, use and sale of products against a target gene in a specific indication or sub-indication which is covered by pending or issued patent rights of such THIRD PARTY, provided, however, that

(a) COMPANY has not entered into a sublicense or is in serious negotiations for a sublicense for the use of [**] in such indication, or

(b) COMPANY can not demonstrate, through its standard research planning documents, significant current work which has commenced or is scheduled to commence within [**], to develop, within reasonable time, a product utilizing [**] in such indication.

COMPANY shall inform GI on a quarterly basis of all such THIRD PARTY sublicense requests, and whether or not COMPANY has granted such sublicense. In the event of non-grant, COMPANY shall, upon GI's request, provide GI, within [**] days after receiving GI's request, with information in sufficient detail showing COMPANY's reason for the non-grant.

If GI decides that COMPANY did not fulfill the requirements of (a) or (b), and/or that COMPANY's terms and conditions for the requested sublicense have been unreasonable, GI may initiate the arbitration procedure according to
Section 12.3. If the award of the arbitration tribunal states a non-fulfillment of the requirements of (a) or (b), COMPANY shall immediately start negotiations with the THIRD PARTY; if the award of the arbitration tribunal states unreasonable terms and conditions, COMPANY shall immediately re-negotiate reasonable terms and conditions with the THIRD PARTY. In any such awards of the arbitration tribunal, the costs for the arbitration procedure shall be borne solely by COMPANY.

4.4      Liability for AFFILIATES and SUBLICENSEES

If SUBLICENSEES or AFFILIATES of COMPANY develop, manufacture, use and/or sell LICENSED PRODUCTS under the PATENT RIGHTS, COMPANY warrants and is liable towards GI that the SUBLICENSEES and AFFILIATES perform their sublicense agreement in accordance with this Agreement, and COMPANY shall be responsible and liable for royalty

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payments and reports of the SUBLICENSEES and AFFILIATES.

4.5      Effect of Failure

In the event that GI determines that COMPANY or any of its AFFILIATES and SUBLICENSEES has failed to fulfill any of its obligations under this Section 4, then GI may treat such failure as a material breach in accordance with Section 11.7.

ARTICLE 5 - SHARES, ROYALTIES AND PAYMENT TERMS

5.1      Shares

As a consequence of the MERGER, the APPROVING OWNERS do not receive shares in both ALNYLAM and COMPANY, but they shall receive shares in HOLD CO. as stated in Section B) of the AMENDMENT.

As partial consideration for the licenses granted to ALNYLAM and COMPANY, HOLD CO. shall transfer, by September 1st, 2003, 865,516 Shares (as defined in the AMENDMENT) and 16,328 Additional Shares (as defined in the AMENDMENT) to the APPROVING OWNERS according to Section B) of the AMENDMENT.

In addition, HOLD CO. shall transfer 16,328 Additional Shares (as defined in the AMENDMENT) to the APPROVING OWNERS according to Section B) b) of the AMENDMENT. Furthermore, the total amount of Shares (as defined in the AMENDMENT) to be received by the APPROVING OWNERS shall be increased in an amount to be defined in good faith by the parties if one or more of the events described in Section
B) of the AMENDMENT occur.

In addition and notwithstanding the foregoing, M.I.T., WHITEHEAD, MAX-PLANCK, and COMPANY acknowledge that it may be necessary for COMPANY to pay additional consideration to UMASS (in the form of cash, stock, or otherwise) in order for COMPANY to obtain a license to UMASS' ownership interest in the JOINT PATENT RIGHTS. Therefore, in the case of such an event, M.I.T., WHITEHEAD, MAX-PLANCK, and COMPANY agree on a cost sharing of such costs between them substantially identical to the cost-sharing mechanism set forth in the Letter Agreement between ALNYLAM, GI, M.I.T., and WHITEHEAD dated December 19, 2002 with respect to the ALNYLAM LICENSE, M.I.T., WHITEHEAD, MAX-PLANCK and COMPANY, ALNYLAM and HOLD CO. agree that the cost sharing mechanism set forth both in the Letter Agreement between ALNYLAM, GI, M.I.T., and WHITEHEAD dated December 19, 2002 and in this Section 5.1 shall only apply with respect to the JOINT PATENT RIGHTS, which means that the 50%-cost-sharing for M.I.T., WHITEHEAD and MAX-PLANCK shall be limited to 50% of the value of shares (to be calculated at HOLD CO.'s last round of financing, if the shares are privately held, or at the average closing price of ten trading days preceding the closing date of ALNYLAM and COMPANY with UMASS, if the shares are listed on a stock exchange) transferred to M.I.T., WHITEHEAD and MAX-PLANCK by HOLD CO. in return for the JOINT PATENT RIGHTS. The value of shares shall be calculated on the basis of 396,763 Shares and 7,485 Additional Shares and further 7,485 Additional Shares (according to Section B)b) of the AMENDMENT) attributed to the JOINT PATENT RIGHTS.

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5.2      Running Royalties

COMPANY shall pay to GI the following running royalties on NET SALES of therapeutic and prophylactic LICENSED PRODUCTS by COMPANY, its AFFILIATES and
SUBLICENSEES:

(a) [**]% ([**] percent) of the first US$[**] ([**] US Dollars) of annual accumulated NET SALES of all LICENSED PRODUCTS;

(b) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**] ([**] US Dollars);

(c) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**] ([**] US Dollars);

(d) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**]n ([**] US Dollars);

(e) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**] ([**] US Dollars); and

(f) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS above US$[**] ([**] US Dollars).

In the event that COMPANY, an AFFILIATE or a SUBLICENSEE develops diagnostic LICENSED PRODUCTS, COMPANY shall initiate negotiations with GI at least [**] prior to the intended first commercial sale of each diagnostic LICENSED PRODUCT. COMPANY and GI shall negotiate in good faith [**] terms for such diagnostic LICENSED PRODUCT.

If the sale of any LICENSED PRODUCT is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

Non-cash consideration shall not be accepted by COMPANY or an AFFILIATE or any SUBLICENSEE for LICENSED PRODUCTS without the prior written consent of GI.

For the avoidance of doubt, in no event shall COMPANY and ALNYLAM be responsible for paying royalties under this Agreement and the ALNYLAM LICENSE on inter-company sales of LICENSED PRODUCTS between ALNYLAM and COMPANY. ALNYLAM or COMPANY shall only pay royalties on sales of such LICENSED PRODUCTS to a THIRD PARTY. Further for the avoidance of doubt, in no event shall royalties be due under both the ALNYLAM LICENSE and this Agreement on the same NET SALE of a particular LICENSED PRODUCT.

5.3      Royalty Stacking

(a)      THIRD PARTY Licenses

In the event COMPANY, an AFFILIATE or a SUBLICENSEE takes, for objective commercial and/or legal reasons, a license from any THIRD PARTY or other SUBLICENSEE under any patent applications or patents that dominate the PATENT RIGHTS or is dominated by the PATENT RIGHTS in order to develop, make, use, sell or import any LICENSED PRODUCT

(explicitly excluding, without limitation, any THIRD PARTY's, or other SUBLICENSEE's, patents and patent applications for formulation, stabilization and delivery), then COMPANY is allowed to deduct [**]% ([**] percent) of any additional running royalties to be paid to such THIRD PARTY or other SUBLICENSEE up to [**]% ([**] percent) of the running royalties stated in Section 5.2, from the date COMPANY has to pay running royalties to such THIRD PARTY or other SUBLICENSEE. However, the running royalties stated in Section 5.2 shall not be reduced to less than a minimum of [**]% ([**] percent) of NET SALES in any case.

For avoidance of doubt, if COMPANY, an AFFILIATE or a SUBLICENSEE takes a license to a THIRD PARTY's, or other SUBLICENSEE's, target, COMPANY is in no event allowed to deduct any license fees for such target from running royalties due to GI under this Agreement.

(b)      PATENT RIGHTS Coverage

In the event that (i) COMPANY, its AFFILIATES or SUBLICENSEES sell a LICENSED PRODUCT in a country where no PATENT RIGHTS are issued and no patent applications that are part of the PATENT RIGHTS are pending that have not been pending for less than [**] years after filing national patent applications in the country in question, and (ii) such LICENSED PRODUCT is manufactured in a country where PATENT RIGHTS are issued or patent applications that are part of the PATENT RIGHTS are pending that have not been pending for more than [**] years after filing national patent applications in the country in question, the royalties stated in Section 5.2 will be reduced by [**]% ([**] percent) for such LICENSED PRODUCT, until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS in the country in which the LICENSED PRODUCT is manufactured.

5.4      Reports

Within 30 (thirty) days of the end of each calendar half year, COMPANY shall deliver a detailed report to GI for the immediately preceding calendar half year showing at least (i) the number of LICENSED PRODUCTS sold by COMPANY, its AFFILIATES and SUBLICENSEES in each country, (ii) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCTS in each country, (iii) the calculation of NET SALES, and (iv) the resulting running royalties due to GI according to those figures. If no running royalties are due to GI, the report shall so state.

5.5      Payments

(a)      Accounting and Payments

Running royalties shall be payable for each calendar half year, and shall be due to GI within 60 (sixty) days of the end of each calendar half year.

(b)      Method of Payment

All payments under this Agreement shall be made payable to "Garching Innovation GmbH" to the following account: Bayerische Hypo- und Vereinsbank AG; account number [**]; bank code 700 202 70; SWIFT address: HYVEDEMMXXX. Each payment shall reference this

Agreement and the obligation under this Agreement that the payment satisfies.

(c)      Payments in Euros

All payments due under this Agreement shall be payable in Euros and, if legally required, shall be paid with the additional value added tax. Conversion of foreign currency to Euros shall be made at the conversion rate reported in the Wall Street Journal (United States Edition) on the last working day of the relevant calendar half year. Such payments shall be without deduction of exchange, collection, or other charges, except for deduction of withholding or similar taxes.

(d)      Late Payments

Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest on arrears at 2 % (two percentage points) above the Prime Rate of interest as reported in the Wall Street Journal on the date the payment is due.

5.6      Bookkeeping and Auditing

COMPANY is obliged to keep, and shall oblige its AFFILIATES and SUBLICENSEES to keep, complete and accurate books on any reports and payments due to GI under this Agreement, which books shall contain sufficient information to permit GI to confirm the accuracy of any reports and payments made to GI. GI, or GI's appointed agents, is authorized to check the books of COMPANY, and, upon GI's request, COMPANY, or agents appointed by GI for COMPANY, shall check the books of its AFFILIATES and SUBLICENSEES for GI, once a year. The charges for such a check shall be borne by GI. In the event that such check reveals an underpayment in excess of 5% (five percent), COMPANY shall bear the full cost of such check and shall remit any amounts due to GI within thirty days of receiving notice thereof from GI.

The right of auditing by GI under this Section shall expire five years after each report or payment has been made. Sublicenses granted by COMPANY shall provide that COMPANY shall have the right to check the books of its AFFILIATES and SUBLICENSEES according to this Section 5.6.

5.7      No Refund

All payments made by COMPANY or its AFFILIATES and SUBLICENSEES under this Agreement are nonrefundable and noncreditable against each other.

ARTICLE 6 - PATENT PROSECUTION AND INFRINGEMENT

6.1      Responsibility for PATENT RIGHTS

The APPROVING OWNERS shall, in their sole discretion, apply for, seek issuance of, maintain, or abandon the PATENT RIGHTS during the TERM of this Agreement. GI shall (i) keep COMPANY reasonably informed as to the filing, prosecution, maintenance and abandonment of the PATENT RIGHTS, (ii) furnish COMPANY copies of documents relevant to any such filing, prosecution maintenance and abandonment, and (iii) allow COMPANY reasonable opportunity to comment and advise on patent attorneys to be used and on documents to be filed with any patent office which would affect the PATENT RIGHTS in the FIELD, and (iv) give good faith consideration to the comments and advice of COMPANY.

In the event that all OWNERS wish to cease prosecution or abandon any of the PATENT RIGHTS, GI shall notify COMPANY thereof in writing in due time, and shall offer COMPANY the right to continue prosecution or maintenance of such PATENT RIGHTS in its discretion, in its name and at its expense. GI will inform and offer ALNYLAM respectively. If COMPANY does not accept GI's offer within 30 (thirty) days after receiving it, the OWNERS shall be free to cease prosecution or abandon such PATENT RIGHTS. In any event, if the manufacture and sale of a LICENSED PRODUCT is solely covered by such PATENT RIGHTS, the respective NET SALES are not royalty-bearing.

6.2      Patent Costs

COMPANY shall pay to GI [**]% ([**] percent) of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS, which incur during the TERM. [In addition, COMPANY shall reimburse GI [**]% ([**] percent) of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS, which have already incurred as of December 20, 2002 until the EFFECTIVE DATE. GI shall decide, in its sole discretion, if such costs shall be paid directly by COMPANY to the creditor, or if COMPANY shall reimburse GI for all amounts due pursuant to this Section within 30 (thirty) days of invoicing.

In addition, if any or all of the current and future licensees which bear patent costs cease to pay, for whatever reason, their respective patent cost share, then COMPANY shall assume [**]% ([**] percent) of such share. GI will oblige ALNYLAM respectively.

Furthermore, if COMPANY wishes to prosecute or maintain any of the PATENT RIGHTS in countries where none of the current and future licensees, including ALNYLAM, want to prosecute or maintain, COMPANY shall bear [**]% ([**] percent) of all fees and costs relating to such PATENT RIGHTS.

In the event that COMPANY wishes to cease payment for any of the PATENT RIGHTS, COMPANY shall notify GI thereof in writing in due time, at least 3 months prior to any deadline. The APPROVING OWNERS shall have the right to continue payment for such PATENT RIGHTS in their discretion and at their expense. In any event, such PATENT RIGHTS shall no longer be covered by this Agreement from the date COMPANY informs GI of its cessation of payments.

6.3      Infringement

COMPANY shall inform GI promptly in writing of any alleged infringement of the PATENT RIGHTS by a THIRD PARTY and of any available evidence thereof.

Subject to COMPANY's right to join in the prosecution of infringements set forth below, the OWNERS shall have the right, but not the obligation, to prosecute in their own discretion and at their own expense, all infringements of the PATENT RIGHTS. The total cost of any such sole infringement action shall be borne by the OWNERS, and the OWNERS shall keep any recovery or damages derived therefrom. In any such infringement suits, COMPANY shall, at the

OWNERS' expense, cooperate in all respects.

COMPANY shall have the right to join the OWNERS' prosecution of any infringements of the PATENT RIGHTS. In any such joint infringement suits, the OWNERS and COMPANY will cooperate in all respects. The OWNERS and COMPANY will agree in good faith on the sharing of the total cost of any such joint infringement action and the sharing of any recovery or damages derived therefrom.

In the event that the OWNERS decide not to prosecute infringements of the PATENT RIGHTS, neither solely nor jointly with COMPANY, GI shall offer to COMPANY to prosecute any such infringement in its own discretion and at its own expense. GI will offer ALNYLAM respectively. The OWNERS shall, at COMPANY'S expense, cooperate. The total cost of any such sole infringement action shall be borne by COMPANY, and COMPANY shall keep any recovery or damages derived therefrom.

In the event that COMPANY intends to make any arrangements with the infringer to settle the infringement (such as sublicenses), and solely the OWNERS or the OWNERS jointly with COMPANY have prosecuted the infringement, any such settlement needs the prior written approval of GI, which shall not unreasonably be withheld; reasons to withheld include, without limitation, that the settlement is financially disadvantageous for the OWNERS or GI. Any infringer to which COMPANY grants such sublicenses shall be a SUBLICENSEE under this Agreement.

ARTICLE 7 - INDEMNIFICATION AND INSURANCE

7.1      Indemnification

COMPANY shall indemnify, defend, and hold harmless the APPROVING OWNERS and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning (i) any use of the PATENT RIGHTS by COMPANY or its AFFILIATES and SUBLICENSEES, or (ii) any product, process, or service that is developed, made, used, sold, or performed pursuant to any right or license granted under this Agreement.

7.2      Insurance

COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance, which shall protect COMPANY and the Indemnitees with respect to events covered by Section 7.1 above. Such insurance shall list GI and the APPROVING OWNERS as additional insured, and the limit of insurance shall not be less than 1,000,000 $ (one million US Dollars) per incident. Upon request, COMPANY shall provide GI with certificates of insurance evidencing compliance with this section.

ARTICLE 8 - CONFIDENTIALITY

8.1      Obligation for Company

The content of this Agreement and any information marked confidential which is disclosed to COMPANY under this Agreement by GI or the APPROVING OWNERS shall be treated confidential by COMPANY during the TERM and for 5 (five) years thereafter. COMPANY shall not use such information for any purposes other than those necessary to directly further the purpose of this Agreement. COMPANY may disclose such information to ALNYLAM, HOLD Co., and its actual and prospective AFFILIATES, SUBLICENSEES, investors, lenders, other financing sources, acquirors and THIRD PARTIES being acquired by COMPANY, provided however, that COMPANY has entered into serious discussions with such entities, and such entities have requested such information, and such entities are obliged to confidentiality to the same extent as COMPANY.

The confidentiality obligation shall not apply to information which is (i) publicly available or becomes publicly available through no fault of COMPANY, or
(ii) obtained by COMPANY from another source without a duty of confidentiality, or (iii) demonstrably independently developed or possessed by COMPANY, or (iv) is required by law, regulation, accounting principles or an order of a court or government agency to be disclosed.

8.2      Obligation for GI

The content of this Agreement and any information marked confidential which is disclosed to GI under this Agreement by COMPANY, its AFFILIATES or SUBLICENSEES shall be treated confidential by GI during the TERM and for 5 (five) years thereafter. GI shall not use such information for any purposes other than those necessary to directly further the purpose of this Agreement. GI may disclose such information to the APPROVING OWNERS, provided however, that the APPROVING OWNERS are obliged to confidentiality to the same extent as GI.

The confidentiality obligation shall not apply to information which is (i) publicly available or becomes publicly available through no fault of GI, or (ii) obtained by GI from another source without a duty of confidentiality, or (iii) demonstrably independently developed or possessed by GI, or (iv) is required by law, regulation, accounting principles or an order of a court or government agency to be disclosed.

ARTICLE 9 - NO ASSIGNMENT OR TRANSFER

9.1      Assignment

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY to an AFFILIATE or a SUBLICENSEE or ALNYLAM or HOLD CO. (including any affiliate and sublicensee of ALNYLAM and HOLD CO.) or any other legal entity associated with the MERGER without the prior written consent of GI. COMPANY may grant sublicenses in accordance with Section 2.4 to THIRD PARTIES or SUBLICENSEES. COMPANY may assign its rights and obligations under this Agreement to a THIRD PARTY successor or SUBLICENSEE successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed THIRD

PARTY assignee or SUBLICENSEE assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment. After the effective date of the assignment, the THIRD PARTY assignee or SUBLICENSEE assignee shall provide GI, upon GI's request, with written reports in reasonable detail on the actual and intended future activities of the THIRD PARTY assignee or SUBLICENSEE assignee to develop and commercialize LICENSED PRODUCTS. If the reports are not provided to GI in due time and/or in sufficient detail, such failure will be a material breach under
Section 11.7, and GI shall have the right to terminate this Agreement in accordance with the procedures set forth in Section 11.7.

9.2      Transfer to ALNYLAM

Notwithstanding Section 9.1, the assignment or transfer of this Agreement in whole from COMPANY to ALNYLAM or HOLD CO. (including any affiliate of ALNYLAM and HOLD CO.) as new licensee, for example in connection with a sale or transfer of at least 50% of COMPANY's assets or that portion of its business to which this Agreement relates, needs the prior written consent of GI, if such sale or transfer is implemented within 5 (five) years after the EFFECTIVE DATE, unless such sale or transfer is in connection with an Initial Public Offering or a trade sale whereby a THIRD PARTY or SUBLICENSEE acquires both COMPANY and ALNYLAM.

COMPANY shall inform GI immediately of any intended such sale or transfer.

ARTICLE 10 - GENERAL COMPLIANCE WITH LAWS

10.1     Compliance with Laws

COMPANY shall use commercially reasonable efforts to comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of LICENSED PRODUCTS.

10.2     Non-Use of APPROVING OWNERS Names

Neither COMPANY nor its AFFILIATES and SUBLICENSEES shall use the name of "Massachusetts Institute of Technology," "Whitehead Institute", "Max Planck Institute", "Max Planck Society", "Garching Innovation" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the APPROVING OWNERS, in any promotional material or other public announcement or disclosure without the prior written consent of the APPROVING OWNERS or in the case of an individual, the consent of that individual. The foregoing notwithstanding, without the consent of the APPROVING OWNERS, COMPANY may state generally that it is co-exclusively licensed by the APPROVING OWNERS under the PATENT RIGHTS.

ARTICLE 11 - TERM AND TERMINATION

11.1     Term

This Agreement shall come into effect on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the

PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

11.2     Voluntary Termination by COMPANY

COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least 6 (six) months prior written notice to GI, such notice to state the date at least 6 (six) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to GI through such termination effective date.

11.3     Cessation of Business

If COMPANY ceases to carry on its business related to this Agreement, COMPANY has to inform GI thereof immediately. COMPANY and GI shall have the right to terminate this Agreement immediately upon written notice to the other.

11.4     Change of Ownership

In the event that at least 50% (fifty percent) of COMPANY'S stock capital is assigned or transferred to a THIRD PARTY or an AFFILIATE or a SUBLICENSEE, COMPANY shall provide GI, upon GI's request, with written reports in reasonable detail on the actual and intended future activities of COMPANY to develop and commercialize LICENSED PRODUCTS. If the reports are not provided to GI in due time and/or in sufficient detail, such failure will be a material breach under
Section 11.7, and GI shall have the right to terminate this Agreement in accordance with the procedures set forth in Section 11.7. COMPANY shall inform GI immediately of the implementation of any such assignment or transfer.

11.5     Attack on PATENT RIGHTS

GI shall have the right to terminate this Agreement immediately upon written notice to COMPANY, if COMPANY attacks, or has attacked or supports an attack through a THIRD PARTY, the validity of any of the PATENT RIGHTS. To the extent legally enforceable, sublicenses granted by COMPANY shall provide that in the event the SUBLICENSEE attacks, or has attacked or supports an attack through a THIRD PARTY, the validity of any of the PATENT RIGHTS, COMPANY shall have the right to terminate the sublicense agreement immediately; upon request of GI, COMPANY shall have the obligation to terminate such sublicense agreement.

11.6     Licenses to ALNYLAM

In the event that

(i) COMPANY does not grant to ALNYLAM a worldwide non-exclusive unrestricted royalty-free license, with the right to grant sublicenses, to all of COMPANY'S existing and future intellectual property rights owned or controlled by COMPANY, including without limitation patents and patent applications, trademarks, copyrights and know-how, necessary or useful to perform ALNYLAM's business in the field of RNAi, or

(ii) COMPANY does not grant to ALNYLAM a worldwide non-exclusive unrestricted, with royalties payable only with respect to COMPANY's royalty obligations towards its licensor, sublicense, with the right to grant further sublicenses to the greatest extent permitted by its licensor, to all intellectual property rights currently and in the future licensed to COMPANY, including without limitation patents and patent applications, trademarks, copyrights and know-how, necessary or useful to perform ALNYLAM's business in the field of RNAi,

GI shall have the right to terminate this Agreement immediately upon written notice to COMPANY, if COMPANY fails to grant such licenses or sublicenses to ALNYLAM within 30 (thirty) days after receiving written notice thereof from GI.

This Section 11.6 shall not apply in the event that (i) COMPANY or ALNYLAM merges with a THIRD PARTY or SUBLICENSEE in a transaction in which the shareholders of COMPANY or ALNYLAM (who hold shares in COMPANY or ALNYLAM immediately before such merger) own less than 50% (fifty percent) of the shares of the resulting entity after such merger, or (ii) a THIRD PARTY or SUBLICENSEE acquires all or substantially all of the assets or shares of COMPANY or ALNYLAM.

11.7     Termination for Default

In the event COMPANY fails to pay any amounts due and payable to GI hereunder, and fails to make such payments within 30 (thirty) days after receiving written notice of such failure, GI may terminate this Agreement immediately upon written notice to COMPANY. Notwithstanding the foregoing, in the event COMPANY commits a material breach of its obligations under this Agreement, and fails to cure that breach within 60 (sixty) days after receiving written notice thereof, GI may terminate this Agreement immediately upon written notice to COMPANY.

Notwithstanding the foregoing, if COMPANY disputes any alleged failure to make a payment or alleged material breach, the matter shall be resolved in accordance with Section 12.3, and if the matter is resolved against COMPANY, COMPANY shall have 10 (ten) days from the final decision of the arbitration tribunal to make the payment, with additional interest on arrears according to Section 5.5 (d), or cure the breach.

11.8     Termination According to AMENDMENT

GI shall have the right to terminate this Agreement immediately upon written notice to COMPANY after compliance with the procedures set forth in Section c) of REQUIREMENT 5 as modified by the AMENDMENT, if one or more of the amended REQUIREMENTS stated in Section B) to D) of the AMENDMENT are not or no longer met by ALNYLAM and/or HOLD Co., as applicable.

11.9     Effect of Termination

The following provisions shall survive the expiration or termination of this
Agreement: Articles 1, 3, 5.5, 7, 8, 12 and Section 11.1 and 11.9. In no event shall termination of this Agreement release COMPANY, its AFFILIATES or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

In the event that any license granted to COMPANY under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

(a)      the SUBLICENSEE is not then in breach of its sublicense agreement, and

(b) the SUBLICENSEE agrees to be bound to GI as licensor under the terms and conditions of the sublicense agreement, provided that GI shall have no other obligation than to leave the sublicense granted by COMPANY in place.

In the event that MAX-PLANCK has partially assigned its ownership position in the JOINT PATENT RIGHTS in certain countries to COMPANY according to Section 2.1, COMPANY shall cost-free re-assign such ownership position in such countries to MAX-PLANCK on or before the effective date of termination. In the event that COMPANY has further assigned its ownership position in certain countries in accordance with Section 2.1, such further assignment shall remain in full force and effect, provided that

(a) the sub-assignee is not then in breach of its sub-assignment agreement, and

(b) the sub-assignee agrees to be bound to GI as assignor under the terms and conditions of the sub-assignment agreement, provided that GI shall have no other obligation than to leave the sub-assignment granted by COMPANY in place. [A SIMILAR PROVISION SHOULD ALSO BE ADDED TO THE ALNYLAM LICENSE.]

11.10    Insolvency

This Agreement shall terminate automatically, if, regarding the assets of COMPANY, a petition in insolvency is filed and not withdrawn by the petitioner or dismissed by court for inappropriateness within 90 (ninety) days of the filing, or the commencement of insolvency proceedings has been declined by court for insufficiency of assets. In addition, this Agreement shall terminate automatically, if COMPANY is in liquidation for other reasons, except for a liquidation to reorganize COMPANY, if the reorganized entity agrees in writing that this Agreement shall be continued entirely by such reorganized entity.

ARTICLE 12 - MISCELLANEOUS

12.1     Notice

Any notices required or permitted under this Agreement and all correspondence hereunder shall be in English and in writing, shall specifically refer to this Agreement, and shall be sent by a method providing confirmation of delivery to the following addresses or facsimile numbers of the parties:

If to GI:         Garching Innovation GmbH
                  Hofgartenstrasse 8
                  D-80539 Muenchen/Germany
                  Tel: +49/89/290919-0
                  Fax: +49/89/290919-99

If to COMPANY:    Ribopharma AG,

                  Fritz-Hornschuh-Strasse 9
                  95326 Kulmbach/Germany
                  Tel: 09221/827 62 11
                  Fax: 09 221/827 62 99

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

12.2     Governing Law

The parties explicitly agree and deem appropriate that this Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Federal Republic of Germany, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

12.3     Dispute Resolution

The parties shall attempt to settle any dispute or claim arising out of or relating to this Agreement by good faith negotiations. If the parties fail to agree on a reasonable settlement within 60 (sixty) days after the affected party informed the other party in writing of such dispute or claim, either party may initiate arbitration under the procedural Rules of the International Chamber of Commerce upon written notice to the other party within 30 (thirty) days after such failure. The arbitration tribunal shall be appointed as follows: each party shall select, within 30 (thirty) days after notice to initiate arbitration, an independent and experienced THIRD PARTY as its arbitrator. The two arbitrators selected by the parties shall mutually select an independent and experienced THIRD PARTY as third arbitrator. The venue for the arbitration procedure shall be Munich, Germany, the language shall be English, and German law shall be applied. The award of the arbitration tribunal shall be final and binding for the parties. Notwithstanding the foregoing, each party may apply for interlocutory relief in court.

12.4     Amendment and Waiver

This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

12.5     Severability

Should one of the provisions of this Agreement be held void, invalid or unenforceable, the remaining provisions of this Agreement will not cease to be effective. The parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision which reflects, to the extent possible, the original intent of the parties.

12.6     Headings

All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

12.7.    Effect on ALNYLAM LICENSE

To avoid any discrepancies between this Agreement and the ALNYLAM LICENSE due to the fact that the ALNYLAM LICENSE does not reflect that (i) UMASS' ownership position in the JOINT PATENT RIGHTS is excluded from the JOINT PATENT RIGHTS with respect to the ALNYLAM LICENSE and this Agreement, and (ii) ALNYLAM has not founded and established a European-based therapeutics company, but ALNYLAM and COMPANY executed the MERGER, this Agreement shall prevail the ALNYLAM LICENSE to the extent the aforementioned discrepancies occur.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Garching Innovation GmbH           Ribopharma AG

By:    /s/Bernhard Hertel          By:    /s/ Roland Kreutzer /s/ Stefan Limmer
       --------------------               --------------------------------------
Name:  Dr. Bernhard Hertel         Name:  Dr. Roland Kreutzer, Dr. S. Limmer
Title: Geschaftsfuhrer             Title: Vorstande
Date:  July 30, 2003               Date:  July 30, 2003
       --------------------               --------------------------------------

Acknowledged and agreed:

Hold Co., Inc.                     Alnylam Pharmaceuticals, Inc.

By:    /s/ John Maraganore         By:    /s/ John Maraganore
       --------------------               --------------------------------------
Name:  John Maraganore             Name:  John Maraganore
Title: Chief Executive Officer     Title: Chief Executive Officer
Date:  August 26, 2003             Date:  August 26, 2003
       --------------------               --------------------------------------

                                   APPENDIX A

                               JOINT PATENT RIGHTS

I.       United States Patents and Applications

USSN [**] entitled [**]

USSN [**] entitled [**]

II.      International (non-U.S.) Patents and Applications

[**] entitled [**]

                                   APPENDIX B

                            MAX-PLANCK PATENT RIGHTS

I.       United States Patents and Applications

USSN [**] entitled "[**]II. International (non-U.S.) Patents and Applications

European Serial Number [**]

                               [**] entitled "[**]

                                   APPENDIX C

                                 ALNYLAM LICENSE

                       [FILED SEPARATELY AS EXHIBIT 10.19]

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